Exhibit 5.1

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March 15, 2024

Xcel Brands, Inc.

1333 Broadway, 10th Floor

New York, New York 10018

Re:	Xcel Brands, Inc. Registration Statement on Form S-3 and Related Prospectus Supplement

Dear Sir/Madam:

We have acted as counsel to Xcel Brands, Inc., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated March 15, 2024 (the “Prospectus Supplement”) to the base prospectus (the “Base Prospectus”) that forms a part of the Registration Statement on Form S-3 (Registration No. 333-276698) (the “Registration Statement”) initially filed by the Company on January 26, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on February 6, 2024, relating to the public offering of 3,284,421 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed, including, but not limited to, the underwriting agreement, dated March 15, 2024, by and between the Company and the Underwriters (the “Underwriting Agreement”). In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

1.	The Shares, when sold, paid for and issued in accordance with the terms of the Underwriting Agreement, the Registration Statement and Prospectus Supplement, will be duly and validly issued, fully paid and non-assessable.

March 15, 2024

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations and the laws of the State of New York. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under the caption “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/BLANK ROME LLP

BLANK ROME LLP